Exhibit 99.1

Marketing & Communications  |  77 Beale Street  |  San Francisco, CA  94105  |  415.973.5930  |  www.pge.com

June 19, 2019

PG&E and Local Public Entities Resolve 2015, 2017 and 2018 Wildfire Claims

SAN FRANCISCO, Calif.—Pacific Gas and Electric Company (PG&E) has reached agreements to resolve the wildfire claims held by 18 local public entities (cities, counties, districts and public agencies) impacted by the 2015 Butte Fire, 2017 Northern California wildfires and 2018 Camp Fire. Under the agreements, $1 billion in payments will be made as part of a Chapter 11 Plan of Reorganization to be filed in PG&E’s pending Chapter 11 case (POR).

“We remain focused on supporting our customers and the communities impacted by wildfires and helping them recover and rebuild. This is an important first step toward an orderly, fair and expeditious resolution of wildfire claims and a demonstration of our willingness to work collaboratively with stakeholders to achieve mutual acceptable resolutions. We hope to continue making progress with other stakeholders,” said PG&E Corporation President and CEO Bill Johnson.

The payment of the settlement funds is subject to Bankruptcy Court confirmation of, and the occurrence of the effective date under, the POR, which will provide for the payment of the settlement funds to the local government agencies in full settlement and satisfaction of their wildfire claims. While the filing date of the POR with the Bankruptcy Court remains uncertain, PG&E intends to complete the Chapter 11 process as expeditiously as possible.

JAMS Mediator Judge Jay Gandhi (Ret.) presided over several days of in-person mediation sessions held in San Francisco that resulted in the settlement.

During the Chapter 11 process PG&E remains fully committed to enhancing its wildfire safety efforts, as well as helping to restore and rebuild communities impacted by the wildfires. The company is also committed to continuing to deliver safe and reliable natural gas and electric service to its customers every day.

The agreements with the public entities reflect a consensual resolution of their claims against PG&E for damages related to the wildfires. A list of the public entities is below.

Public Entities

The following entities comprise the 2015 Butte Fire Public Entity Plaintiffs:  Calaveras County Water District, a special district organized under the laws of the State of California.

The following entities comprise the 2017 North Bay Public Entity Plaintiffs: (a) The City of Clearlake, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (b) the City of Napa, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (c) the City of Santa Rosa, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (d) Lake County, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (e) Lake County Sanitation District, a sanitary district organized under the laws of the State of California; (f) Mendocino County, a general law California county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (g) Napa County, a general law California county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (h) Nevada County, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (i) Sonoma County, a general law California county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (j) Sonoma County Agricultural Preservation and Open Space District, a public agency formed pursuant to the Public Resources code sections 5500, et seq.; (k) Sonoma County Community Development Commission, a public and corporate entity pursuant to Section 34110 of the California Health & Safety Code; (l) Sonoma County Water Agency, a public agency of the State of California; (m) Sonoma Valley County Sanitation District, a sanitary district organized under the laws of the State of California; and (n) Yuba County, a California municipal corporation duly organized and existing by virtue of the laws of the State of California.

The following entities comprise the 2018 Camp Fire Public Entity Plaintiffs:  (a) The Town of Paradise, a municipal corporation, duly organized and existing by virtue of the laws of the State of California; (b) Butte County, a political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (c) Paradise Park and Recreation District, a special district organized under the laws of the State of California; and (d) Yuba County, a political subdivision duly organized and existing by virtue of the laws of the State of California.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 23,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and pge.com/news.

|  |  |  |

Cautionary Statement Concerning Forward-Looking Statements

This news release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and Pacific Gas and Electric Company. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include the factors disclosed in PG&E Corporation and Pacific Gas and Electric Company’s annual report on Form 10-K for the year ended December 31, 2018, their most recent quarterly report on Form 10-Q for the quarter ended March 31, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with PG&E Corporation’s and Pacific Gas and Electric Company’s Chapter 11 cases. PG&E Corporation and Pacific Gas and Electric Company undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

2